Exhibit 99.01

FOR IMMEDIATE RELEASE

MOBILE MINI, INC. REPORTS THIRD QUARTER RESULTS; NET INCOME UP 29.3%
Third Quarter Diluted EPS of $0.39 Exceeds Guidance;
Management Raises Guidance for 2004 and Sets Guidance for 2005

Tempe, AZ – November 4, 2004 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today reported its financial results for the third quarter and nine months ended September 30, 2004.

Third Quarter 2004 vs. Pro forma Third Quarter 2003(1)

•	Total revenues increased 18.8% to $43.5 million from $36.6 million;

•	Lease revenues increased 18.7 % to $38.9 million from $32.8 million;

•	Lease revenues comprised 89.4% of total revenues versus 89.5% in the third quarter of 2003;

•	EBITDA (earnings before interest expense, tax, depreciation, amortization) of $18.0 million was 19.1% greater than comparable pro forma EBITDA of $15.1 million in the third quarter of 2003;

•	Net income rose 29.3% to $5.8 million or $0.39 diluted share as compared with pro forma net income for the comparable period in 2003 of $4.5 million or $0.31 per diluted share; and,

•	Operating margins increased to 34.2%, from 33.5% in the third quarter of 2003 and from 30.7% in the second quarter of 2004.

(1) See the accompanying Condensed Consolidated Statements of Operations for the three and nine-month periods ended September 30, 2003 for the explanation of the 2003 pro forma numbers and the accompanying reconciliation of the pro forma numbers to actual results.

Other Third Quarter Highlights

•	The internal growth rate (the increase in leasing revenues at locations open one year or more excluding acquisitions) was 17.7%, an increase from the 15% growth rate achieved in the second quarter of 2004 and nearly three times greater than the 6% internal growth rate achieved in the third quarter of 2003;

•	The average utilization rate was 81.5%, up from 78.4% for third quarter of 2003;

•	Yield (total lease revenues per unit on rent) improved 4.3% compared to last year’s third quarter and the average number of units on rent increased 14% compared to the third quarter of 2003;

•	Mobile Mini’s ratio of funded debt to EBITDA was 4.4 to 1, approximating the June 30, 2004 level and down from the March 31, 2004 level of over 4.5 to 1. Mobile Mini’s business has some seasonality, with higher fleet investment and related borrowings in the second and third quarter used to drive higher EBITDA in the fourth and future quarters. Therefore, the Company anticipates that this ratio will decline when measured at December 31, 2004. Net purchases of lease fleet increased to $25.1 million in the third quarter of 2004 from $13.7 million in the third quarter of 2003 as the Company purchased a large number of units to service increased customer demand.

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Mobile Mini, Inc. News Release	Page 2
November 4, 2004

Business Overview

Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “By most performance measures, this was the best third quarter in Mobile Mini’s history. The favorable trends of the past several quarters continued as containers on lease rose 14% while comparative quarter yield climbed by 4.3%, resulting in an 18.7% growth rate in leasing revenues. These benchmarks continue to improve as we are now well into our busiest quarter. Based upon the richer mix of units in our fleet, with more customized units and portable offices, as well as less competitive price pressure, we expect pricing to remain strong through the fourth quarter and beyond.”

He went on to say, “During the third quarter we were able to increase our overall fleet utilization by a full three percentage points over the same quarter last year. This improvement reflects increased demand as well as the impact of our fleet optimization program which meant pressing into service as many storage containers and offices as possible. Optimizing our fleet not only enhances our utilization rate, but also increases our return on invested capital.”

Mobile Mini’s Business Model

Mobile Mini’s business model involves the expenditure of substantial fixed costs at all of its 48 locations in order to develop an infrastructure to support growth. Operating margins then rise when containers on lease at existing locations increase. While newer locations produce lower operating margins until they increase the number of their containers on lease, they are also the catalyst for growth in lease revenue and earnings as they mature. The table below shows operating margins and the return on the invested capital at our various branches sorted by the year they began operations. It illustrates the profitability of branches once they are firmly established. It also shows that older branches produced healthy returns on invested capital.

			After Tax Return on
	Operating Margin %		Invested Capital
	(after corporate allocation)		(NOPLAT)

	3 months ended Sept. 30,		12 months ended Sept. 30,
Year Branch	2003	2004	2003	2004
Established	Pro forma		Pro forma
Pre-1998 total	40.6%	42.4%	15.3%	14.8%
1998	42.4%	39.2%	13.6%	13.8%
1999	22.5%	24.3%	6.4%	6.8%
2000	30.3%	32.7%	8.8%	9.5%
2001	24.6%	23.0%	7.1%	7.6%
2002	10.3%	16.2%	1.4%	4.8%
2003	N/A	7.5%	N/A	(7.9%)
2004	N/A	(16.4%)	N/A	1.7%
All Branches	33.5%	34.2%	11.4%	11.3%

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Mobile Mini News Release	Page 3
November 4, 2004

Larry Trachtenberg, Executive Vice President & CFO, noted, “As Steve stated, we are well into the fourth quarter, which historically is our strongest quarter, and all indicators point to a better than expected performance in the final stretch of 2004. We now anticipate fourth quarter diluted earnings per share of between $0.41 and $0.42, which would bring 2004 diluted earnings per share to the $1.33 to $1.34 range, or ahead of our previous guidance of approximately $1.30. This would translate into 2004 EBITDA of more than $65 million compared with our previous guidance of $64 million.”

He continued, “As we approach 2005, we see our business remaining strong and continuing to grow. We currently anticipate that throughout 2005, our internal growth rate will range between 11% and 13%, and based on that projected lease revenue growth, we can achieve EBITDA of approximately $77 million and earnings of between $1.58 and $1.62 per diluted share. This estimate excludes the effect of any change in stock option accounting.”

Conference Call

As previously announced, Mobile Mini will host a conference call today, Thursday, November 4th, at 12 noon Eastern Time to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 100,000 portable storage units and portable offices. The Company currently has 48 branches and operates in 28 states and one Canadian province. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and earnings and cash flow estimates for 2004, and 2005 and for certain quarterly or other periods contained therein, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

(See Accompanying Tables)

Mobile Mini News Release	Page 4
November 4, 2004

Mobile Mini, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in 000’s except for earnings per share)

		Three Months Ended
	Three Months Ended September 30,	September 30,
	2004	2003	2003
	Actual	Actual	Pro forma
Revenues:
Leasing	$38,915	$32,772	$32,772
Sales	4,450	3,653	3,653
Other	158	211	211

Total revenues	43,523	36,636	36,636

Costs and expenses:
Cost of sales	2,690	2,355	2,355
Leasing, selling and general expenses	22,821	19,165	19,165
Florida litigation expense (1)	—	65	—
Depreciation and amortization	3,132	2,832	2,832

Total costs and expenses	28,643	24,417	24,352

Income from operations	14,880	12,219	12,284
Other expense:
Interest income	—	1	1
Interest expense	(5,152)	(4,887)	(4,887)

Income before provision for income taxes	9,728	7,333	7,398
Provision for income taxes	3,891	2,861	2,885

Net income	$5,837	$4,472	$4,513

Earnings per share:
Basic:	$0.40	$0.31	$0.32

Diluted:	$0.39	$0.31	$0.31

Weighted average number of common and common share equivalents outstanding:
Basic	14,587	14,312	14,312

Diluted	14,905	14,482	14,482

Number of shares outstanding	14,602	14,334	14,334

EBITDA	$18,012	$15,053	$15,118

(1)	Florida litigation expense represents legal and other costs expensed during the period related to the defense of the Florida litigation (NUKO Holdings I, LLC v. Mobile Mini) and related litigation discussed in the Company’s prior SEC filings. Pro forma results exclude this litigation expense.

Mobile Mini News Release	Page 5
November 4, 2004

Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except for earnings per share)

		Nine Months Ended
	Nine Months Ended September 30,	September 30,
	2004	2003	2003
	Actual	Actual	Pro forma
Revenues:
Leasing	$106,806	$93,418	$93,418
Sales	13,923	11,503	11,503
Other	431	509	509

Total revenues	121,160	105,430	105,430

Costs and expenses:
Cost of sales	8,844	7,302	7,302
Leasing, selling and general expenses	65,425	57,814	57,814
Florida litigation expense (1)	—	284	—
Depreciation and amortization	9,153	8,122	8,122

Total costs and expenses	83,422	73,522	73,238

Income from operations	37,738	31,908	32,192
Other income (expense):
Interest income	—	2	2
Interest expense	(15,114)	(11,343)	(11,343)
Debt restructuring expense (2)	—	(10,440)	—

Income before provision for income taxes	22,624	10,127	20,851
Provision for income taxes	9,049	3,950	8,132

Net income	$13,575	$6,177	$12,719

Earnings per share:
Basic:	$0.94	$0.43	$0.89

Diluted:	$0.92	$0.43	$0.88

Weighted average number of common and common share equivalents outstanding:
Basic	14,439	14,301	14,301

Diluted	14,697	14,434	14,434

Number of shares outstanding	14,602	14,334	14,334

EBITDA	$46,890	$40,031	$40,315

(1)	Florida litigation expense represents legal and other costs expensed during the period related to the defense of the Florida litigation (NUKO Holdings I, LLC v. Mobile Mini) and related litigation discussed in the Company’s prior SEC filings. Pro forma results exclude this litigation expense.

(2)	The debt restructuring expense includes the write-off of expenses associated with a prior revolving credit agreement and termination of certain interest rate swap agreements during the second quarter of 2003 concurrently with the issuance of $150 million of 91/2% Senior Notes due 2013 and the amendment and restatement of Mobile Mini’s $250 million revolving credit facility. Pro forma results exclude debt restructuring expense of $10.4 million ($6.4 million, after tax).

Mobile Mini News Release	Page 6
November 4, 2004

Mobile Mini, Inc.
Reconciliation of 2003 Pro Forma Results To Actual Results

		Three Months ended September 30, 2003
		(in thousands, except for earnings per share)
		(includes effect of rounding)
		Debt
		Restructuring	Litigation
	Pro forma	Expense	Expense(2)	Actual
Revenue	$36,636	$—	$—	$36,636
EBITDA	15,118	—	(65)	15,053
Net income (loss)	4,513	—	(41)	4,472
Diluted earnings per share	$0.31	$—	$—	$0.31

		Nine Months ended September 30, 2003
		(in thousands, except for earnings per share)
		(includes effect of rounding)
		Debt
		Restructuring	Litigation
	Pro forma	Expense(1)	Expense(2)	Actual
Revenue	$105,430	$—	$—	$105,430
EBITDA	40,315	—	(284)	40,031
Net income (loss)	12,719	(6,369)	(173)	6,177
Diluted earnings (loss) per share	$0.88	$(0.44)	$(0.01)	$0.43

(1) The debt restructuring expense includes the write-off of expenses associated with the prior credit agreement and termination of certain interest rate swap agreements during the second quarter of 2003 concurrently with the issuance of $150 million of 91/2% senior notes due 2013 and the amendment and restatement of Mobile Mini’s $250 million revolving credit facility. Pro forma results exclude debt restructuring expense of $10.4 million ($6.4 million, after tax).

(2) Litigation expense represents legal and other costs expensed during the period related to the defense of the Florida litigation (Nuko Holdings I, LLC v. Mobile Mini) and related litigation discussed in the Company’s prior SEC filings. Pro forma results exclude litigation expense.

Mobile Mini News Release	Page 7
November 4, 2004

Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except for shares)

	September 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
ASSETS
Cash	$195	$97
Receivables, net	18,780	15,907
Inventories	18,908	15,059
Lease fleet, net	431,619	382,754
Property, plant and equipment, net	34,876	34,507
Deposits and prepaid expenses	8,698	7,166
Other assets and intangibles, net	6,665	7,083
Goodwill	53,290	52,507

Total assets	$573,031	$515,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$11,180	$7,179
Accrued liabilities	25,950	30,641
Line of credit	121,905	89,000
Notes payable	1,524	1,610
Senior Notes	150,000	150,000
Deferred income taxes	55,240	47,357

Total liabilities	365,799	325,787

Commitments and contingencies
Stockholders’ equity:
Common stock; $0.01 par value, 95,000,000 shares authorized, 14,601,591 and 14,352,703 issued and outstanding at September 30, 2004 and December 31, 2003, respectively	146	144
Additional paid-in capital	121,140	116,956
Retained earnings	85,869	72,295
Accumulated other comprehensive income (loss)	77	(102)

Total stockholders’ equity	207,232	189,293

Total liabilities and stockholders’ equity	$573,031	$515,080

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		www.theequitygroup.com
(480) 894-6311
www.mobilemini.com

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